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                                                                EXHIBIT 99(d)(5)

                               Plan of Merger of
                            SPECTEX INDUSTRIES INC.
                                      into
                               NNEWCO-KING, INC.

 1. The Board of Directors of NNEWCO-KING, Inc. (" the Corporation") have adopted the following plan of merger.

 FIRST:   The Corporation, a corporation of the State of New York, the surviving corporation owns at least 90 percent of the outstanding shares of Spectex Industries, Inc. ("Spectex"), a corporation of the State of New York.

 SECOND: As to said subsidiary corporation, the designation and number of outstanding shares and the number of such shares owned by the surviving corporation are as follows:

 The Corporation owns 4,101,711 of Spectex which is approximately 92% of the total outstanding shares.

THIRD: The aforesaid subsidiary Spectex shall be merged into the Corporation, which shall be the surviving corporation. After the merger, the Corporation will change its name to Spectex Industries, Inc. and Spectex will cease to exist and all its shares will be cancelled.

 FOURTH: The terms and conditions of the merger, including the cash or other consideration to be paid or delivered in exchange for the shares of the Spectex not owned by the Corporation, are as follows:

 (a) The sum of $.10 (ten cents) per share, in cash, shall he paid to each holder (other than the Corporation or shareholders who own more than 1,000 shares of Spectex and wish to exchange those shares pursuant to the next sub-paragraph b) of shares of Spectex, in respect of each such share held by such holder, and the certificate for such shares shall be surrendered and cancelled.
  (b) Any Spectex shareholder (other than the Corporation) who owns more than 1,000 shares of Spectex may forego cash exchange mentioned in the preceding sub-paragraph and exchange all of his her shares for common shares of the Corporation at a rate of 1,000 shares of Spectex for one share of the Corporation, but the ownership of more than 1,500 shares of Spectex will entitle such a shareholder to

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one additional shares of the Corporation. Ownership of any 501 shares of Spectex over a thousand will entitle the holder to one additional share of the Corporation (e.g., ownership of 2,000 shares entitles one to two shares of the Corporation but ownership of 2,501 of Spectex shares entitles the owner to three shares of the Corporation.
  (c) All the issued and outstanding shares of the Corporation, the surviving corporation, shall remain unchanged in the hands of the holders thereof as issued and outstanding shares of the surviving corporation.

  (d)Except as hereinafter provided in Article Fifth of this plan of merger, no cash or other consideration shall he paid or delivered for shares of Spectex, held by the Corporation, and the certificates for such shares shall be surrendered and cancelled.

  (e)The certificate of incorporation and bylaws of the surviving corporation shall remain unchanged until amended or changed as provided therein or as provided by law.

  FIFTH: (a) All the property, real and personal, rights, privileges, immunities, powers, purposes, franchises, patents, licenses, trademarks, registrations, causes of action, and every other asset of Spectex including any amounts receivable from the Corporation shall be transferred to, vest in, and devolve upon the Corporation, the surviving corporation, without further act or deed and every interest of the surviving corporation, and Spectex shall be as effectively the property of the Corporation, surviving corporation as they were of the surviving corporation and of Spectex, respectively.

      (b)The surviving corporation shall assume and be liable for all the liabilities, obligations, and penalties of each of the constituent corporations including, without limiting the foregoing, the payments required to be wade under Subdivision (a) of Article Fourth of the Plan of Merger or Sections 910 and 623 of the New York Business Corporation Law.

2. (a) The certificate of incorporation of NNEWCO-KING, Inc. was filed in the Department of State on January 15, 1997.

     (b)The certificate of incorporation of Spectex Industries, Inc., was filed in the Department of State on July 9, 1965 and amended with the new name on July 7, 1972.

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3.   The holders of those shares of Spectex not owned by the surviving corporation were given a copy of the plan of merger on February_____, 1997.


4. The name of the NNEWCO-KING, Inc. shall be changed to Spectex Industries, Inc.

  5. Spectex Industries Inc. shall cease to exist and be merger into the Corporation upon the filing of this certificate of merger with the Secretary of State of New York.



                                                            NNEWCO-KING, Inc.

                                                  By:___________________________
                                                     President


                                                  By:
                                                     ___________________________
                                                     Secretary


VERIFICATION

STATE OF NEW YORK
COUNTY OF KINGS   SS:.

__________________, being first duly affirming, deposes and says that he is the Secretary of NNEWCO-KING, Inc., that he has read the foregoing certificate and knows the contents thereof, and that the statements therein contained are true.

Affirmed to before me this
______ day of _____________, 1997